Exhibit 99.1

                    Spherix's Increased Revenues Reduce Loss

    BELTSVILLE, Md., Nov. 10 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) today reported net income of $334,000 ($0.03 per share) on sales of $7.1 million for the three months ended September 30, 2004, and a net loss of $22,000 ($0.00 per share) on sales of $18.9 million for the nine months ended September 30, 2004. Company revenues increased $2.0 million (39%) and $4.6 million (32%) for the respective three- and nine-month periods, compared to the same periods of 2003. The strong growth between the years was driven by new government contracts that the Company won in late 2003 and early 2004, and the acquisition of six additional government reservation contracts. The third quarter results include an amortization expense for the government reservation contracts purchased from Daksoft, which was more than offset by a gain from settlement of a billing dispute.

    Richard C. Levin, Acting CEO said, "We are pleased with the continued growth in revenue over the past 3 years. However, we must now focus on improving profitability and revenues in the historically weak 4th quarter."




                            Three Months Ended          Nine Months Ended
                               September 30                September 30
                            2004          2003          2004          2003

    Revenue              $7,091,235    $5,091,477   $18,905,230   $14,314,383
    Operating expense     6,750,804     5,207,226    18,929,556    15,588,434
    Income (loss) from
     operations          $  340,431    $ (115,749)  $   (24,326)  $(1,274,051)

    Net income (loss)    $  333,621    $ (115,189)  $   (21,523)  $(1,254,652)

    Net income (loss)
     per share           $     0.03    $    (0.01)  $     (0.00)  $     (0.11)




    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.


    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.


             Sperix's Internet address is http://www.spherix.com.



SOURCE  Spherix Incorporated
    -0-                             11/10/2004
    /CONTACT: Richard Levin of Spherix Incorporated, +1-301-419-3900, or rlevin@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)

CO:  Spherix Incorporated
ST:  Maryland
IN:  CPR
SU:  ERN